                                                                    Exhibit 99.2

                 [SCHUFF STEEL COMPANY LETTERHEAD APPEARS HERE]

Press Release
-------------------------------------------------------------------------------

           Schuff Steel Company Closes $100 Million Private Placement

     PHOENIX, June 4 -- Schuff Steel Company (Nasdaq: SHUF) announced today that it has completed a private placement pursuant to Rule 144A of an aggregate of $100 million in principal amount of its 10 1/2% Senior Notes due 2008.

     Net proceeds of the offering were used to repay certain indebtedness of the company and to pay the cash portion of the purchase price (approximately $53 million) of the company's acquisition of Addison Structural Services, Inc. The balance of the net proceeds will be used for working capital and general corporate purposes, which may include additional acquisition opportunities. The placement was made to qualified institutional buyers.

     The securities in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Schuff Steel is a rapidly growing steel fabrication and erection company that provides a fully integrated range of steel construction services, including engineering, detailing, fabrication and erection. Examples of recent major projects are Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino, and Bajo de la Alumbrera in Argentina, one of the largest copper and gold mines in the world.

     Statements in this press release contain expressed or implied forward-looking statements that are based on the beliefs of management as well as assumptions made based on information currently available to management. Actual results and outcomes may differ materially from those discussed due to the impact of a variety of factors. These risk factors and additional information are included in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.